Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of General Motors Financial Company, Inc. for the registration of preferred stock and debt securities and to the incorporation by reference therein of our report dated February 2, 2022, with respect to the consolidated financial statements of General Motors Financial Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

December 7, 2022